BCB Bancorp, Inc. Announces First Quarter Earnings

Company Release - 4/25/2017

BAYONNE, N.J.-- BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP – News), the holding company for BCB Community Bank (the “Bank”), announced net income of $2.9 million for the three months ended March 31, 2017, as compared with net income of $2.0 million for the three months ended March 31, 2016. Basic and diluted earnings per share were $0.25 for the three months ended March 31, 2017, compared with $0.16 for the three months ended March 31, 2016.

Total assets increased by $97.1 million, or 5.7%, to $1.805 billion at March 31, 2017, from $1.708 billion at December 31, 2016. Total assets increased primarily as a result of increases in total cash and cash equivalents, net loans receivable and securities available for sale. This net increase in assets was funded primarily from a $121.6 million, or 8.7%, increase in deposits.  Management is focused on maintaining adequate liquidity in anticipation of funding loans from a very healthy pipeline as demand continues to be strong.  We continue to consider all growth opportunities afforded us but at a pace consistent with our targeted capital levels.

Net income increased $878,000, or 43.1%, to $2.9 million for the three months ended March 31, 2017, compared with $2.0 million for the three months ended March 31, 2016. The increase was primarily related to higher total interest income and total non-interest income coupled with slightly lower non-interest expense.  This was partially offset with higher provisions for loan loss and an increase in income tax provision for the three months ended March 31, 2017 as compared to three months ended March 31, 2016.

Thomas Coughlin, President and Chief Executive Officer, commented, “I am very pleased to see our first quarter results coming in consistent with our strategic goals.  Over the past 18 months, our key performance ratios continue to trend in the right direction and we continue to enhance our overall operating effectiveness and efficiency while maintaining quality in our overall loan portfolio.

“Current quarter net interest income increased by approximately 7%, or $907,000, as we endeavor to deploy our capital in the most effective manner.  Non-interest expense decreased approximately 2%, or $175,000, as compared to the same period last year.  This reflects a better alignment of our infrastructure costs and conscientious spending across expense categories.

“The allowance for loan losses as a percentage of non-accrual loans is at approximately 103%, as compared to approximately 76% for the same period last year, as we remain vigilant in addressing these loans.

“We continue to manage our capital position in support of our growth and strategic plan,” Coughlin continued. “In the first quarter of 2017, after redeeming $11.7 million of Series A and B 6% Preferred Stock, we issued $5.2 million of Series D 4% Preferred Stock, and we anticipate an additional closing of the Series D Preferred Stock in the second quarter of 2017.

“Our resolve to attract and retain new customer relationships is unwavering.  We continue to emphasize growth in our core deposits while being cognizant of overall profitable relationships. The branches that we’ve opened over the past 18-24 months are gaining solid traction.  BCB’s loan pipeline is expected to remain strong throughout 2017 and we will continue to remain competitive with our pricing and ensure that service levels remain high.

“Our customer value creation focuses on providing close personal attention at all touch points.  This includes business owners meeting with our decision makers, retail customers getting the right answers quickly to their questions, servicing our loan customers timely and accurately and remaining flexible when structuring business loan requests while maintaining our strict underwriting standards.”

Operations for the three months ended March 31, 2017, compared with the three months ended March 31, 2016

Net interest income increased by $907,000, or 6.6 percent, to $14.6 million for the three months ended March 31, 2017 from $13.7 million for the three months ended March 31, 2016. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $76.8 million, or 4.72%, to $1.702 billion for the three months ended March 31, 2017 from $1.626 billion for the three months ended March 31, 2016. There was a slight decrease in the average yield on interest-earning assets of 5 basis points to 4.34 percent for the three months ended March 31, 2017 from 4.39 percent for the three months ended March 31, 2016. There was a corresponding increase in the average balance of interest-earning liabilities of $72.2 million, or 5.25%, to $1.448 billion for the three months ended March 31, 2017 from $1.376 billion for the three months ended March 31, 2016, which was partly offset by a decrease in the average yield on interest-earning liabilities of 14 basis points to 1.06 percent for the three months ended March 31, 2017 from 1.20 percent for the three months ended March 31, 2016.

Net interest margin was 3.43 percent for the three-month period ended March 31, 2017 and 3.37 percent for the three-month period ended March 31, 2016. The increase in the net interest margin was the result of the repayment of higher cost FHLB borrowings in mid-2016, partly offset by competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.

Mr. Coughlin stated “The repayment of $55.0 million of Federal Home Loan Advances with a weighted average rate of 4.34% in mid-2016, and the scheduled repayment of another $55.0 million with a weighted average rate of 4.45% in mid-2017, contributes positively to our net interest margin.”

The provision for loan losses increased by $309,000, to $498,000 for the three months ended March 31, 2017 from $189,000 for the three months ended March 31, 2016. The provision for loan losses is established based upon management’s review of the Company’s loans and consideration of a variety of factors, including but not limited to: (1) the risk characteristics of the loan portfolio; (2) current economic conditions; (3) actual losses previously experienced; (4) the dynamic activity and fluctuating balance of loans receivable; and (5) the existing level of reserves for loan losses that are probable and estimable.

Total non-interest income increased by $659,000, or 39.8 percent, to $2.3 million for the three months ended March 31, 2017 from $1.7 million for the three months ended March 31, 2016. Gains on sales of other real estate owned totaled $1.2 million for the three months ended March 31, 2017, with no comparable gains in the same period last year. Gain on sales of loans decreased by $586,000, or 63.4%, to $338,000 for the three months ended March 31, 2017 compared to $924,000 for the three months ended March 31, 2016. Fees and service charges increased by $85,000, or 12.0%, to $796,000 for the three months ended March 31, 2017 from $711,000 for the three months ended March 31, 2016.

Total non-interest expense decreased by $175,000, or 1.5%, to $11.6 million for the three months ended March 31, 2017 from $11.7 million for the three months ended March 31, 2016. Data processing expense decreased by $409,000, or 38.5%, to $653,000 for the three months ended March 31, 2017 from $1.1 million for the three months ended March 31, 2016. The decrease in data processing expense is primarily attributed to the efficiencies achieved with the conversion to a new core system. Advertising expense decreased by $220,000, or 60.6%, to $143,000 for the three months ended March 31, 2017, from $363,000 for the three months ended March 31, 2016, partly related to advertising activities related to the launching of new branches in the prior year. The above decreases in total non-interest expense were partly offset by increases in occupancy and equipment of $286,000, or 15.3%, to $2.2 million for the three months ended March 31, 2017 from $1.9 million for the three months ended March 31, 2016 as well as increases in other non-interest expense of $102,000, or 6.9%, to $1.6 million for the three months ended March 31, 2017 from $1.5 million for the three months ended March 31, 2016. The increase in occupancy and equipment expense is also attributable to the opening of new branch locations in 2016. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses.

The income tax provision increased by $554,000, or 39.8 percent, to $2.0 million for the three months ended March 31, 2017 from $1.4 million for the three months ended March 31, 2016. The increase in income tax provision was a result of higher taxable income during the three-month period ended March 31, 2017 as compared with the three months ended March 31, 2016. The consolidated effective tax rate for the three months ended March 31, 2017 was 40.0 percent compared to 40.6 percent for the three months ended March 31, 2016.

Financial Condition

Total assets increased by $97.1 million, or 5.7 percent, to $1.805 billion at March 31, 2017 from $1.708 billion at December 31, 2016. The increase in total assets occurred primarily as a result of an increase in cash and cash equivalents of $49.4 million, an increase in securities available for sale of $11.4 million, and an increase in loans receivable, net of $43.6 million. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit.

Total cash and cash equivalents increased by $49.4 million, or 75.9 percent, to $114.4 million at March 31, 2017 from $65.0 million at December 31, 2016 due to the Company’s strategy to increase our deposit base and the recent success of our 17-month promotional CD product.

Securities available for sale increased by $11.4 million, or 12.0%, to $106.2 million at March 31, 2017, from $94.8 million at December 31, 2016 as the Company deployed excess cash to improve returns on earning assets and liquidity.

Loans receivable, net increased by $43.6 million, or 2.9 percent, to $1.529 billion at March 31, 2017 from $1.485 billion at December 31, 2016. The increase resulted primarily from increases of $9.9 million in residential real estate loans, $35.6 million in commercial real estate and multi-family loans, construction loans of $2.0 million, and home equity loans and home equity lines of credit of $476,000. The increase in loans receivable was partly offset by decreases of $3.4 million in commercial business loans, and $709,000 in consumer loans. As of March 31, 2017, the allowance for loan losses was $17.5 million, or 103.2% percent, of non-performing loans and 1.10 percent of gross loans.

Deposit liabilities increased by $121.6 million, or 8.7 percent, to $1.514 billion at March 31, 2017, from $1.392 billion at December 31, 2016. The increase resulted primarily from increases of $60.8 million in certificates of deposit, $31.6 million in NOW deposit accounts, $16.9 million in non-interest bearing deposit accounts, $6.8 million in savings and club accounts, and $3.5 million in money market checking accounts. These increases are in large part related to organic deposit growth resulting from the opening of seven additional branches over the last 12 months.

Long-term debt remained constant at $155.0 million at March 31, 2017 from December 31, 2016. The purpose of these borrowings reflected the use of long-term Federal Home Loan Bank advances to augment deposits as the Company’s funding source for originating loans and investing in investment securities. The short-term debt balance of $20.0 million outstanding at December 31, 2016 was repaid in the first quarter of 2017. The weighted average interest rate of borrowings was 2.66 percent at March 31, 2017.

Stockholders’ equity decreased by $4.1 million, or 3.1 percent, to $127.0 million at March 31, 2017 from $131.1 million at December 31, 2016. The decrease in stockholders’ equity was primarily attributable to the redemption of $11.7 million of series A and B 6% noncumulative perpetual preferred stock, partly offset by proceeds from the issuance of $5.2 million of series D 4.5% perpetual preferred stock, and an increase in retained earnings of $1.2 million for the three months ended March 31, 2017. The Company accrued a dividend payable for the first quarter on our outstanding preferred stock of $118,000 which will be paid in the second quarter.

BCB BANCORP INC., AND SUBSIDIARIES

	Financial condition data by quarter

	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016

		(In thousands)
Total assets	$1,805,332	$1,708,208	$1,678,936	$1,738,343	$1,706,148
Cash and cash equivalents	114,422	65,038	137,707	235,774	210,196
Securities available for sale	106,183	94,765	52,907	18,365	9,639
Loans receivable, net	1,528,756	1,485,159	1,431,211	1,424,891	1,429,549
Deposits	1,513,844	1,392,205	1,380,385	1,394,305	1,350,420
Borrowings	155,000	175,000	155,000	200,000	210,000
Stockholders’ equity	127,011	131,081	132,299	132,306	132,311

	Operating data by quarter

	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016

		(In thousands, except for per share amounts)
Net interest income	$14,605	$14,402	$13,597	$13,363	$13,698
Provision for loan losses	498	102	(301)	37	189
Non-interest income	2,313	1,433	1,530	1,506	1,654
Non-interest expense	11,562	11,649	12,343	12,166	11,737
Income tax expense	1,945	1,611	1,171	1,085	1,391

Net income	$2,913	$2,473	$1,914	$1,581	$2,035

Net income per share:	$0.25	$0.20	$0.15	$0.12	$0.16

Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016

Return on average assets	0.17%	0.15%	0.11%	0.09%	0.12%
Return on average stockholder’s equity	2.37%	1.91%	1.46%	1.20%	1.54%
Net interest margin	3.43%	3.48%	3.22%	3.19%	3.37%
Stockholder’s equity to total assets	7.04%	7.67%	7.88%	7.61%	7.75%

	Asset Quality Ratios
	(In thousands, except for per share amounts)
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016

Non-Accrual Loans	$16,987	$15,652	$19,345	$21,067	$23,958
Non-Accrual Loans as a % of Total Loans	1.10%	1.04%	1.33%	1.45%	1.65%
ALLL as % of Non-Accrual Loans	103.17%	109.95%	90.93%	87.05%	75.83%
Impaired Loans	45,830	45,419	48,547	49,349	52,146
Classified Loans	44,408	48,231	59,440	51,249	49,102

BCB Community Bank presently operates 22 branches in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Monroe Township, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and two branches in Staten Island, New York.

Contact

Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700
or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

 BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	March 31,	December 31,
	2017	2016

ASSETS
Cash and amounts due from depository institutions	$15,252	$12,121
Interest-earning deposits	99,170	52,917

Total cash and cash equivalents	114,422	65,038

Interest-earning time deposits	980	980
Securities available for sale	106,183	94,765
Loans held for sale	770	4,153
Loans receivable, net of allowance for loan losses of $17,526 and
$17,209 respectively	1,528,756	1,485,159
Federal Home Loan Bank of New York stock, at cost	8,991	9,306
Premises and equipment, net	20,255	19,382
Accrued interest receivable	5,714	5,573
Other real estate owned	2,585	3,525
Deferred income taxes	8,649	9,953
Other assets	8,027	10,374

Total Assets	$1,805,332	$1,708,208

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$175,462	$158,523
Interest bearing deposits	1,338,382	1,233,682

Total deposits	1,513,844	1,392,205
Short-term debt	-	20,000
Long-term debt	155,000	155,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	5,353	5,798

Total Liabilities	1,678,321	1,577,127

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 916 shares of series C 6% and series D 4.5% noncumulative perpetual preferred stock (liquidation value $10,000 per share) at March 31, 2017 and 1,560
shares of series A, series B, series C 6% at December 31, 2016	-	-
Additional paid-in capital preferred stock	8,981	15,464
Common stock; no par value; 20,000,000 shares authorized, issued 13,820,048 and 13,797,088 at March 31, 2017 and December 31, 2016, respectively, outstanding 11,289,585 shares and
11,267,225 shares, respectively	-	-
Additional paid-in capital common stock	120,761	120,417
Retained earnings	29,377	28,159
Accumulated other comprehensive (loss)	(2,997)	(3,856)
Treasury stock, at cost, 2,530,463 and 2,529,863 shares, respectively, at March 31, 2017 and December 31, 2016	(29,111)	(29,103)

Total Stockholders' Equity	127,011	131,081

Total Liabilities and Stockholders' Equity	$1,805,332	$1,708,208

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended March 31,

	2017	2016

Interest income:
Loans, including fees	$17,542	$17,493
Investments, taxable	665	200
Investments, non-taxable	103	-
Other interest-earning assets	145	138

Total interest income	18,455	17,831

Interest expense:
Deposits:
Demand	673	362
Savings and club	99	89
Certificates of deposit	2,011	2,034

Borrowed money	1,067	1,648

Total interest expense	3,850	4,133

Net interest income	14,605	13,698
Provision for loan losses	498	189

Net interest income after provision for loan losses	14,107	13,509

Non-interest income:
Fees and service charges	796	711
Gain on sales of loans	338	924
Gain on sales of other real estate owned	1,151	-
Other	28	19

Total non-interest income	2,313	1,654

Non-interest expense:
Salaries and employee benefits	6,090	6,024
Occupancy and equipment	2,158	1,872
Data processing and service fees	653	1,062
Professional fees	363	427
Director fees	180	153
Regulatory assessments	361	350
Advertising and promotional	143	363
Other real estate owned, net	42	16
Other	1,572	1,470

Total non-interest expense	11,562	11,737

Income before income tax provision	4,858	3,426
Income tax provision	1,945	1,391

Net Income	$2,913	$2,035
Preferred stock dividends	118	234

Net Income available to common stockholders	$2,795	$1,801

Net Income per common share-basic and diluted
Basic	$0.25	$0.16

Diluted	$0.25	$0.16

Weighted average number of common shares outstanding
Basic	11,246	11,217

Diluted	11,328	11,219